Exhibit 5.1

19 September 2012

Matter No.:318134

Doc Ref: 1918209

+1 441 294 5929

sophia.greaves@conyersdill.com

Textainer Group Holdings Limited

Century House

16 Par-la-Ville Road

Hamilton HM 08

Bermuda

Dear Sirs,

Re: Textainer Group Holdings Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the public offering by (i) the Company of 6,125,000 authorised, but unissued common shares of the Company, par value US$0.01 per share (the “Company Shares”); and (ii) the Selling Shareholder of 2,500,000 common shares of the Company, par value US$0.01 per share, held by the Selling Shareholder (the “Selling Shareholder Shares”, and together with the Company Shares, the “Common Shares”), on terms set forth in a registration statement on Form F-3 (File No. 333-171410) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 23 December 2010 as amended by (a) a Pre-Effective Amendment No. 1 filed with the Commission on 14 January 2011 and (b) a Post-Effective Amendment No. 1 filed with the Commission on 17 August 2012 (together, the “Registration Statement”), a prospectus dated 17 August 2012 (the “Base Prospectus”) and a prospectus supplement dated 13 September 2012 (the “Prospectus Supplement”, together with the Base Prospectus, the “Prospectus”) forming part of the Registration Statement.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement, the Prospectus and the report on Form 6-K dated 19 September 2012 (the “Form 6-K”). We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 19 September 2012, certified extracts of the minutes of the meetings of the Board of Directors of the Company held on 14 August and 29 August 2012 and a certified extract of the minutes of a meeting of the pricing committee of the Board of Directors of the Company held on 13 September 2012

(together, the “Resolutions”), the branch register of members of the Company (the “Branch Register”) prepared by Computershare Inc., the branch registrar of the Company and certified on 18 September 2012 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus, the Form 6-K and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of any shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Form 6-K and the offering of the Common Shares by the Company and is not to be relied upon in respect of any other matter. Our opinion in paragraph 2 below is based solely upon a review of the Branch Register.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Selling Shareholder Shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

3.	Upon the due issuance of the Company Shares and payment of the consideration therefor, the Company Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K and to the references to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited